Free Writing Prospectus
Filed Pursuant to Rule 433
Dated: July 15, 2015

 Registration Statement No. 333-181985
Free Writing Prospectus dated July 15, 2015
$1,505,580,000
 Mercedes-Benz Auto Receivables Trust 2015-1
Issuing Entity
Daimler Retail Receivables LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a supplement dated July 15, 2015 (subject to completion) to the prospectus supplement dated July __, 2015 (subject to completion, dated July 9, 2015) and prospectus dated July 9, 2015 which describes the notes to be issued by the issuing entity.  You should review the supplement to the prospectus supplement, the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.
	Standard & Poor’s Rating Services	DBRS, Inc.
Class A-1	A-1+ (sf)	R-1 (high) (sf)
Class A-2A	AAA (sf)	AAA (sf)
Class A-2B	AAA (sf)	AAA (sf)
Class A-3	AAA (sf)	AAA (sf)
Class A-4	AAA (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.
Joint Bookrunners

MUFG	BofA Merrill Lynch	Societe Generale

Co-Managers

BNP PARIBAS		SMBC Nikko

Daimler Retail Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Daimler Retail Receivables LLC has filed with the SEC for more complete information about Daimler Retail Receivables LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Daimler Retail Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.